AMENDMENT NO. 7

TO DISTRIBUTION AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that, with respect to the Distribution Agreement dated May 2, 2016, as amended, between TCF and TDL (the “Agreement”), is hereby amended to reflect the following changes to Schedule I: (i) effective February 27, 2026, the “Thrivent Core High Yield Bond Fund” and “Thrivent Core Investment Grade Corporate Bond Fund” shall each be deemed a “Fund” under the terms of the Agreement; and (ii) removal of Thrivent Core Small Cap Value Fund, which merged into Thrivent Small Cap Value ETF effective November 14, 2025, Thrivent Core Low Volatility Equity Fund, which was liquidated effective October 22, 2025, and Thrivent Core Mid Cap Value Fund effective October 22, 2025, which was liquidated. A revised Schedule I is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT DISTRIBUTORS, LLC

By:	/s/ Troy A. Beaver
Troy A. Beaver
Vice President

SCHEDULE I

THRIVENT CORE FUNDS

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund

Thrivent Core High Yield Bond Fund

Thrivent Core International Equity Fund

Thrivent Core Investment Grade Corporate Bond Fund

Thrivent Core Emerging Markets Equity Fund